Hawk Announces 2009 Second Quarter Results

CLEVELAND, Ohio – August 6, 2009 – Hawk Corporation (NYSE Amex: HWK) announced today that sales for the second quarter ended June 30, 2009 were $39.1 million, a decrease of $32.7 million or 45.5%, from $71.8 million in the comparable prior year quarter. Net sales for the six months ended June 30, 2009 were $83.4 million, a decrease of 39.4%, from $137.6 million in the comparable prior year period. The economic downturn is the principal driver of the revenue decline. Despite this downturn, the Company has continued to receive new business awards from new and existing customers, which are expected to result in future sales gains as the economy recovers.

Income from operations for the second quarter ended June 30, 2009 was $1.2 million, a decrease of $9.4 million, or 88.7%, from $10.6 million in the prior year period. Income from operations was impacted by the sales volume decrease, lower production volumes through the manufacturing facilities and the effect of foreign currency exchange rates during the quarter. This decline was partially offset by reductions in incentive compensation expense, the impact of labor reduction programs and favorable product mix during the quarter.

For the six month period ended June 30, 2009, the Company reported income from operations of $5.7 million, a decrease of $12.4 million, or 68.5%, from $18.1 million in the comparable prior year period. During the six months ended June 30, 2009, the Company reduced its global labor force 26.0%.

For the second quarter 2009, the Company reported a net loss of $0.5 million, or $0.07 per diluted share, a decrease of $5.5 million compared to net income of $5.0 million, or $0.53 per diluted share, in the second quarter of 2008. For the six months ended June 30, 2009, the Company reported net income of $1.0 million, or $0.11 per diluted share, compared to $8.2 million, or $0.86 per diluted share, during the comparable prior year period.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “At a time of downturn in the world’s economies, we at Hawk have defined our response as cutting costs and reducing working capital utilization in the short-run and to build for the long-term. We feel can achieve this in large part because of our strong balance sheet with approximately $79 million in cash as of June 30, 2009, and because we are a recognized world leader in the friction products business. In times of uncertainty, there is often a flight to quality and our customers know we have the depth of financial resources and technological solutions to support their needs.” Mr. Weinberg continued, “We have reduced our selling and administrative expense by 27.9% in the first half of 2009 compared to 2008. Also, we have reduced our working capital utilization by lowering inventory and receivables during the period.”

Working Capital and Liquidity
Cash and short-term investments increased $1.0 million to $78.7 million as of June 30, 2009, compared to $77.7 million as of March 31, 2009. At June 30, 2009, working capital decreased by $13.8 million to $112.2 million from $126.0 million at December 31, 2008. The decrease in working capital was largely the result of decreased accounts receivable and inventory levels partially offset by reductions in accounts payable at June 30, 2009. As a result of the emphasis on working capital reductions, cash flow from operations increased to $1.3 million for the six months ended June 30, 2009, compared to $0.5 million for the period ended June 30, 2008, in spite of the reduction in net income.

Mr. Weinberg continued, “We were pleased to have been able to increase our cash balances by $1.0 million from March 31, 2009 and to reduce inventory levels during the same period in which we experienced lower sales volumes. Our receivable levels, while down as a result of the lower sales volumes during the period, are of excellent quality. Further, we continue to seek acquisition opportunities in friction related areas.”

As previously announced, the Company entered into a new three year revolving bank credit agreement which expires in June 2012. At June 30, 2009, the Company had no borrowings under its bank facility and $15.1 million was available for borrowings under the facility based on its eligible collateral.

During the six months ended June 30, 2009, the Company spent $4.8 million on capital expenditures, compared to $6.0 million during the comparable period of 2008. Depreciation was $3.5 million for the six months ended June 30, 2009, compared to $3.3 million for the six months ended June 30, 2008.

Business Outlook
The Company is reaffirming its previously issued ranges for revenues and operating income despite the challenges being experienced during this uncertain economic climate, the timing and nature of worldwide economic stimulus measures, and the duration of customer driven inventory reduction initiatives. The Company continues to prudently reduce its operational expenses as it balances its short-term response to volume declines with its long-term strategy to pursue market share gains and grow the business.

As previously announced, the Company anticipates that the second half of 2009 will bring stronger volume demand than the first half of 2009. The existing ranges of revenue and operating income that the Company is reaffirming are revenue between $160.0 million and $180.0 million, and operating income between $14.0 and $18.0 million.

Mr. Weinberg continued, “Our team remains focused on driving long-term growth, and despite the significantly reduced volumes from our existing base business, I am pleased that we have successfully pursued and won many new business awards. These new awards will complement our base business as volume levels are expected to improve as a result of the global stimulus measures. Based on our full year guidance for revenue and operating income, we expect to see improvement in the second half of 2009. Our management team believes our full year 2009 guidance ranges are attainable based on an expected improvement in general economic conditions.”

The Company’s previously provided capital spending guidance for 2009 remains unchanged at a range of between $8.0 and $10.0 million. Given the actual results through June 30, 2009 and forecasted mix of domestic and foreign earnings in the second half of 2009 the Company is revising its effective tax rate to 39.9% from its previous guidance of 38.4%.

Receipt of “Wells Notice” by the Company’s Chief Financial Officer and Change in Duties
As previously disclosed, the Division of Enforcement of the Securities and Exchange Commission (the SEC) provided Hawk with a formal order of private investigation that relates to an investigation commenced by the SEC. The investigation concerns activity beginning in June 2006 involving (1) Hawk’s preparations for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, (2) the maintenance, and evaluation of the effectiveness, by Hawk of disclosure controls and procedures and internal control over financial reporting, (3) transactions in Hawk’s common stock by a stockholder that is not affiliated with Hawk, including the impact of those transactions on when Hawk would have been required to comply with Section 404, (4) the calculation of the amount of Hawk common stock held by non-affiliates and the effect of the calculation on the date when Hawk would have been required to comply with Section 404, (5) communications between Hawk and third parties regarding Section 404 compliance and (6) Hawk’s periodic disclosure requirements related to the foregoing. As previously disclosed, Hawk has also been contacted by the U.S. Department of Justice in Cleveland, Ohio (the DOJ) in connection with the DOJ’s related investigation.

On August 4, 2009, Joseph J. Levanduski, Hawk’s Vice President and Chief Financial Officer, received a notification from the staff of the SEC (the Staff), commonly referred to as a “Wells Notice.” This notice indicates that the Staff intends to recommend to the Commissioners of the SEC that the SEC bring a civil injunctive action and institute a follow-on public administrative proceeding pursuant to Rule 102(e) of the SEC’s Rules of Practice against Mr. Levanduski alleging that he aided and abetted violations of Section 17(a) of the Securities Act of 1933, as amended, and Sections 9(a)(2) and 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder and violated SEC Regulation FD. Hawk believes that the violations alleged to have been committed by Mr. Levanduski relate to events that are alleged to have occurred on June 30, 2006. However, the SEC allegations may relate to a different date or time period.

Under the process established by the SEC, before the Staff can make a formal recommendation regarding what action, if any, should be taken by the Commissioners of the SEC with respect to Mr. Levanduski, he will have the opportunity to engage in discussions with, and make a submission to, the SEC regarding whether a civil injunctive action should be filed. There can be no assurance that the SEC will not issue a Wells Notice to Hawk in connection with the SEC investigation.

On August 5, 2009, Mr. Levanduski stepped aside as our Vice President and Chief Financial Officer. He will continue to serve Hawk as an executive officer in a non-financial reporting capacity as Senior Vice President — Administration and Director of Corporate Development, pending resolution of the SEC investigation. John T. Bronstrup, Corporate Controller, is assuming the role of interim Chief Accounting Officer. Mr. Bronstrup was named Corporate Controller when he joined Hawk in January 2006. Before joining Hawk, Mr. Bronstrup was North American Controller at The Lincoln Electric Company from November 2003 through December 2005.
Hawk has no reason to believe that the SEC and DOJ investigations will result in any restatement of Hawk’s financial statements for any period.

Hawk cooperated fully with the inquiries by the SEC and the DOJ. Although Hawk believes that insurance proceeds are available, Hawk may continue to incur additional expenses related to the investigations that are not covered by insurance. The expenses may be substantial, including indemnification costs for which Hawk may be responsible.  Any adverse development in connection with the SEC or DOJ investigations could adversely impact Hawk’s business and results of operations.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company also manufactures fuel cell components. Headquartered in Cleveland, Ohio, Hawk has approximately 880 employees at 12 manufacturing, research, sales and international rep offices and administrative sites in 7 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales and operating earnings. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the effect of regional and global economic and industrial market conditions including our expectations concerning their impact on the markets we serve; the effect of conditions in the financial and credit markets and their impact on the Company and our customers and suppliers; the impact of the Company’s cost reduction initiatives; the Company’s ability to execute its business plan to meet its sales, operating income, cash flow and capital expenditure guidance; the costs and outcome of the ongoing SEC and DOJ investigations; the impact on the Company’s gross profit margins as a result of changes in product mix; the Company’s vulnerability to industry conditions and competition; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; work stoppages by union employees; ongoing capital expenditures and investment in research and development; compliance with government regulations; compliance with environmental and health and safety laws and regulations; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates on the Company’s non-U.S. sales; reliance for a significant portion of the Company’s total revenues on a limited number of large organizations and the continuity of business relationships with major customers; the loss of key personnel; and control by existing preferred stockholders.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Thursday, August 6, 2009 at 11:00 a.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Ronald E. Weinberg, Chairman and Chief Executive Officer
(216) 861-3553
Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Net sales	$39,077	$71,801	$83,362	$137,580
Cost of sales	30,686	50,702	62,973	99,070

Gross profit	8,391	21,099	20,389	38,510
Operating expenses:
Selling, technical and administrative expenses	7,007	10,403	14,459	20,094
Amortization of finite-lived intangible assets	139	138	277	312

Total operating expenses	7,146	10,541	14,736	20,406

Income from operations	1,245	10,558	5,653	18,104
Interest expense	(2,017)	(2,013)	(4,030)	(4,028)
Interest income	106	525	269	1,191
Other income, net	167	63	123	354

Income (loss) from continuing operations, before	(499)	9,133	2,015	15,621
income taxes
Income tax (benefit) provision	(127)	2,953	803	5,616

Income (loss) from continuing operations, after income taxes	(372)	6,180	1,212	10,005
Loss from discontinued operations, after income taxes	(164)	(1,168)	(174)	(1,842)

Net income (loss)	$(536)	$5,012	$1,038	$8,163

Diluted earnings (loss) per share:
Income (loss) from continuing operations, after income taxes	$(0.05)	$0.66	$0.13	$1.06
Discontinued operations, after income taxes	(0.02)	(0.13)	(0.02)	(0.20)

Net earnings (loss) per diluted share	$(0.07)	$0.53	$0.11	$0.86

Average shares and equivalents outstanding — diluted	8,174	9,345	8,693	9,352

HAWK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands)

	June 30	December 31
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$39,859	$62,520
Short-term investments	38,858	30,774
Accounts receivable, net	26,740	38,569
Inventories	30,277	41,377
Deferred income taxes	414	414
Other current assets	4,694	5,521

Total current assets	140,842	179,175
Property, plant and equipment, net	48,476	47,498
Other intangible assets	6,291	6,568
Other assets	7,759	6,751

Total assets	$203,368	$239,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,555	$30,207
Other accrued expenses	15,095	23,010

Total current liabilities	28,650	53,217
Long-term debt	87,090	87,090
Deferred income taxes	337	338
Other liabilities	18,624	21,956
Shareholders’ equity	68,667	77,391
Total liabilities and shareholders’ equity	$203,368	$239,992

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